Exhibit 10.62

Dated as of October 28, 2008

John A. DeSantis

39 Leisure Point Rd.

Standish, Maine 04084

Re:	Termination of 2007 Executive Employment Agreement dated May 31, 2007 (“Agreement”)

Dear John:

The purpose of this agreement (“Release”) is to memorialize agreements reached in conjunction with your announced separation from Remington Arms Company, Inc. (“Remington”). as you assume the position of President and General Manager of Bushmaster Firearms International LLC (“Bushmaster”). Bushmaster is a subsidiary of Freedom Group, Inc. (“FGI”) and an affiliated company to Remington. As discussed, your announced change in position will impact your Agreement. In this respect you and Remington agree as follows:

(a)	The Agreement shall be mutually terminated without “good cause” effective October 31, 2008, subject to the agreements and contents of this Release.

(b)	Effective October 31, 2008 by your signature below, you voluntarily resign your position as Executive, Executive, Special Projects.

(c)

Pursuant to Section 4(a) of the Agreement, you will be paid $375,000.00 under the Remington Annual Incentive Compensation Plan (“RAICP”). This amount will be paid to you pursuant to the terms of the RAICP and will be less all applicable deductions for federal, state and local taxes, and applicable garnishments.

(d)

Pursuant to Section 4(b) of the Agreement, you will be paid $360,000.00 under the Remington Long Term Incentive Plan (“RLTIP”). This amount will be paid to you pursuant to the terms of the RLTIP and will be less all applicable deductions for federal, state and local taxes, and applicable garnishments.

(e)	Pursuant to Section 7 of the Agreement, Remington and you waive the requirement for a written “Notice of Termination” as required by the Agreement.

(f)

Except as provided above, you waive, for yourself and your dependants, any right to any additional payments or Remington benefits including but not limited to Continuation Coverage, as such term is defined in the Agreement, long-term disability, life insurance and similar benefits under the Agreement.

(g)

Nothing in this Release modifies or otherwise changes the Remington Arms Company 401(k) Plan or Remington Supplemental Pension Plan (“SERP”) which shall remain in full force and effect, according to the terms and conditions of these plans, inclusive of the provisions reserving the right to change these plans.

(h)	You agree to complete all Remington business travel expense reports and requests for reimbursement as soon as reasonability possible after October 31, 2008.

(i)	Notwithstanding anything to the contrary herein, you agree that Sections 8, 9, 10, 11, 12, 13, 14 15, 17, 18, 19, 20(a), (b) (c) and (f) remain in full force and effect.

Your signature below indicates that:

(i)

you, in consideration of receiving payment of the above amounts on behalf of yourself and your legal representatives, heirs and assigns, agrees and covenants not to sue Remington, and to forever release Remington, its affiliates, parents, subsidiaries, and divisions and their respective predecessors, successors and assigns and their directors, representatives, agents, employees, officers and shareholders (“Releasees”) from all claims, actions and charges of every kind, nature and description, whenever they arose, which may by law be waived including, but not limited to, claims related to your employment or the cessation of your employment. This release includes, but is not limited to any claim, charge or action arising under any federal, state or local discrimination statutes, which include but are not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 1981, The Age Discrimination in Employment Act, The Americans with Disabilities Act, The Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, The Family and Medical Leave Act, The Fair Labor Standards Act, and The Employee’s Retirement Income Security Act (“ERISA”) and The Worker Adjustment and Retaining Notification Act (“WARN”). This release also includes any other federal, state, county, city or local law, statute, ordinance or regulation including, but not limited to those laws relating to discrimination on the basis of age, sex, race, color, national origin, religion, disability, veteran status, pension rights or payment or wages, or under any other theory of law or contract, including but not limited to breach of express or implied contract or covenant, discharge in violation of public policy, fraud, wrongful termination, intentional infliction of emotional or mental distress, libel or slander. You intend to, and do hereby, waive and release any rights you may have under these and other laws; and,

(ii)

you also agree that if any court or governmental agency assumes jurisdiction over any claim, demand, charge, complaint, lawsuit or other legal action that is, in whole or in part, the subject of this release provided for in this Agreement otr that, in whole or in part, pertains to your employment of the cessation thereof, you shall not be entitled to any monetary or other benefit that results from such claims, demand, charge, complaint or lawsuit, except as otherwise expressly required by applicable law.

This Release sets forth the entire agreement between Remington and you and supersedes any and all prior agreements or understandings between the parties. You acknowledge that this Release does not constitute an admission by Remington of any (a) violation of any statute, law or regulation; (b) breach of contract, actual or implied; or (c) commission of any tort.

Duplicate originals of the Release are enclosed. Please sign the duplicate originals, where indicated, and return them to me. In turn, we will execute the duplicate originals and return one of the originals to you for your files; retaining the other for our files. This is a confidential proposal and we encourage you to review it carefully. You have twenty one (21) days to sign and return this release. You have seven (7) days to revoke this Release after you sign it. Notice of revocation must be in writing and delivered to: FREDRIC E. ROTH, JR., GENERAL COUNSEL, REMINGTON ARMS COMPANY, INC., 870 MADISON, NORTH CAROLINA 27025 FAX: 336-548-8810. Company shall deliver to you, through its normal payroll practices, the payments in the amounts identified herein.

In connection with your separation from Remington, you will receive payment for any accrued but unused vacation days, and you have the right, under COBRA, to continue coverage in Remington’s health and dental plans, as may be offered to other employees, for up to eighteen (18) months. You will receive notification of your rights under COBRA under separate cover.

John, we are excited about your opportunity with Bushmaster and want to wish you all the best. If you have any question concerning this Release please do not hesitate to call me.

Sincerely,

/s/ Tommy Millner

______________________

Tommy Millner, CEO

Remington Arms Company, Inc.

Acknowledged and Agreed:

/s/ John A. DeSantis

__________________________

John DeSantis